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September 18, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:
                              Arch Petroleum Inc.
                              -------------------

We have read Item 4 of Arch Petroleum Inc.'s Form 8-K dated September 18, 1997, and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,

Price Waterhouse LLP